Exhibit 99.1

Contact:

James Moe
Chief Financial Officer

Black Ridge Acquisition Corp.

(952) 426-1241

FOR IMMEDIATE RELEASE

BLACK RIDGE ACQUISITION CORP. ANNOUNCES CLOSING OF OVER-ALLOTMENT OPTION WITH RESPECT TO INITIAL PUBLIC OFFERING

New York, NY, October 18, 2017 – Black Ridge Acquisition Corp. (NASDAQ: BRACU) (the “Company”) announced today that it has completed the sale of 1,800,000 units pursuant to the 45-day over-allotment option granted to the underwriters in its initial public offering. Each unit consists of one share of the Company’s common stock, par value $.0001 per share (“Common Stock”), one right to receive one-tenth (1/10) of one share of Common Stock upon consummation of an initial business combination, and one warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $18,000,000. Including the net proceeds from the exercise of the over-allotment option, together with the proceeds of the private placements conducted simultaneously with the initial closing of the initial public offering and the closing of the over-allotment option, a total of $138,690,000 (or $10.05 per unit sold in the initial public offering including the over-allotment option) has been placed in trust for the benefit of public shareholders. EarlyBirdCapital, Inc. acted as sole book-running manager and Chardan and I-Bankers Securities acted as co-managers of the offering. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Black Ridge Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company initially intends to focus on target businesses in the energy or energy-related industries with an emphasis on opportunities in the upstream oil and gas industry in North America.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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